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                                                                     EXHIBIT 8.1
                              FORM OF TAX OPINION

                         [ERNST & YOUNG LLP LETTERHEAD]

March __, 2000


Mr. Alex Balkanski
Chief Executive Officer
C-Cube Microsystems Inc.
1778 McCarthy Blvd.
Milpitas, CA 95035

Dear Mr. Balkanski:

You have requested our opinion as to certain U.S. federal income tax consequences to the shareholders of C-Cube Microsystems Inc. ("C-Cube" or "Distributing"), a Delaware corporation, (the "Shareholders") relating to the proposed distribution (the "Distribution") of the stock of C-Cube Semiconductor Inc. ("Semiconductor I" or "Controlled"), a Delaware corporation, by C-Cube, as described in the Documents (defined below).

In rendering these opinions, Ernst & Young LLP ("E&Y") has relied upon the following documents (together referred to as the "Documents") attached hereto:

     1. The Statement of Facts and Representations, dated March __, 2000 provided by the managements of Distributing and of Controlled to E&Y (the "Statements of Facts and Representations"), including the description therein of the transactions effected by the Development and Requirements Agreement, dated as of April 20, 1993, between C-Cube and DiviCom Inc., the Marketing Agreement dated as of November 17, 1994, between C-Cube and DiviCom, Inc., and the Joint Venture and Shareholders Agreement, dated as of April 20, 1993, between Eurodec, SAGEM International S.A., Tregor Electronique, C-Cube, Nolan Daines, and DiviCom Inc. (collectively, the "DiviCom Agreements");

     2. The Amended and Restated Agreement and Plan of Merger and Reorganization By and Between C-Cube Microsystems, Inc., and Harmonic, Inc., ("Harmonic") dated as of Dec. 9, 1999 (the "Harmonic Merger Agreement");

     3. The Master Separation and Distribution Agreement, the Assignment and Assumption Agreement, the Transitional Services Agreement, the Employee Matters Agreement, the Tax Sharing Agreement, the Master Confidential Disclosure Agreement, the Indemnification and Insurance Matters Agreement, and the Real Estate Matter Agreement (collectively, the "Separation Agreements") between Distributing and entities affiliated with Distributing, and Controlled and entities affiliated with Controlled, dated _________;
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     4.   The Thomson Agreement between Controlled and Thomson Multimedia S.A., an entity formed under the laws of France, dated as of February 10, 2000 (together with the Harmonic Merger Agreement and the Separation Agreements, the "Agreements").

You have advised us that the Documents provide a complete and accurate description of all relevant facts and circumstances surrounding the Distribution. E&Y has made no independent verification of any of the facts and representations set forth in the Documents and, therefore, has relied upon the completeness, truth and accuracy of the Documents for purposes of rendering this opinion. While E&Y has had discussions with management personnel of Distributing and Controlled and their affiliates in connection with rendering this opinion,
(i) the substance of those discussions is in all material respects reflected in the STATEMENT OF FACTS AND REPRESENTATIONS, (ii) the management personnel of Distributing have imparted no information materially additional to or inconsistent with that contained in the STATEMENT OF FACTS AND REPRESENTATIONS,
(iii) E&Y has assumed that any information imparted in such discussions with management personnel is true, and has not made (and has at no time had any means of making) any independent verification of any information imparted in such discussions, and (iv) the issuance of this opinion shall not imply anything to the contrary of (i)-(iii) preceding. For purposes of rendering this opinion, E&Y has assumed that all representations or warranties (including representations as to future conduct, e.g. that no inconsistent filing or return position will be taken) qualified by "to the knowledge of," "belief" or "expect" or similar qualifications are true without any such qualification. Any inaccuracies in, omissions from, or modifications to the Documents may affect the conclusions stated herein, perhaps in an adverse manner.


                                    OPINION


Based on the Documents, the facts as summarized therein, and the applicable law, and subject to the limitations and qualifications stated herein, it is our opinion that for U.S. federal income tax purposes:

     1. Except with respect to any cash received in lieu of any fractional share, no gain or loss will be recognized to (and no amount will be included in the income of) the Shareholders on the receipt of the stock of Controlled in the Distribution (Section 355(a)).

     2. The aggregate bases of the Distributing stock and of the Controlled stock in the hands of each Shareholder after the Distribution (including any fractional share interests to which such Shareholder is entitled) will equal the aggregate basis of the Distributing stock held by such Shareholder immediately before the Distribution, allocated between the Distributing and Controlled stock in proportion to the fair market value of each in accordance with Treas. Reg.
          Section 1.358-2(a)(2) (Sections 358(a)(1), (b)(2), and (c)).

     3. The holding period of the Controlled stock received by each Shareholder will include the period during which such Shareholder has held the Distributing shares on which the Distribution is made (Section 1223(1)).
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     4.   Any payments of cash in lieu of fractional shares of Controlled stock will be treated for federal income tax purposes as if the fractional shares were issued in the Distribution and then were redeemed by Controlled. The cash payments will be treated as having been received as a distribution in full payment in exchange for the shares treated as so redeemed, subject to the provisions of Section 302. If such cash payments are treated as payments in exchange for such fractional shares under Section 302, then, provided the fractional share interests are capital assets in the hands of the recipient shareholders, the gain or loss on such deemed exchanges will constitute capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.


                                SCOPE OF OPINION

The scope of the opinion is expressly limited solely to the federal income tax consequences set forth in the section above entitled "Opinion." No opinion has been requested, no determination has been made, nor has any opinion been expressed on any other issues including, but not limited to, any state, foreign, consolidated return, employee benefit, or alternative minimum tax issues, or on the Section 306 or Section 382 (or any other Code section) consequences to the parties to this transaction. In addition, no opinion has been expressed regarding (i) the valuation of any assets or stock of Distributing or Controlled; (ii) the U.S. federal income tax consequences of the acquisition of Distributing by Harmonic; (iii) the U.S. federal income tax consequences of the "Internal Restructuring" (as defined in the Statement of Facts and Representations) to occur prior to the Distribution; (iv) the U.S. federal income tax consequences of the exchange or conversion of any options, warrants or similar interests, (v) the tax treatment of shareholders who acquired their shares in compensatory transactions, who do not hold their shares as capital assets or who hold shares that are subject to constructive sale, straddle, heading, conversions or similar transactions, (vi) the federal income tax consequences of the Distribution or of the Harmonic Merger to Distributing or to Controlled or to Harmonic, or (vii) the federal income tax consequences of any other transactions or events that may take place subsequent to the Distribution. Our opinion relates solely to the tax consequences of the Distribution to the Shareholders under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the consequences of the Distribution to any other person or entity (including without limitation C-Cube, Harmonic, or Controlled) under the laws of any jurisdiction.

No opinion is expressed as to any transaction other than the Distribution as described in the Documents or as to any transaction whatsoever, including the Distribution, (i) if all of the transactions described in the Agreements are not consummated in accordance with the terms of the Agreements and without waiver or breach of any material provision thereof, (ii) if all the representations, warranties, statements and assumptions in the Documents upon which we rely are not true and accurate in all material respects at all relevant times, or (iii) if material transactions occur after the Distribution that are not described in the Documents. In addition, the above opinion is based on the information contained in the Statement of Facts and Representations, and assumes that the facts and representations contained therein could, in fact, be established in a court of law in accordance with the appropriate governing laws and burdens of proof. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is
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incorrect, our opinion might be adversely affected and may not be relied upon.
If any of the certifications and representations contained in Statement of Facts and Representations ceases to be true at any time prior to the Distribution, Controlled or C-Cube as the case may be, shall deliver to E&Y a written statement to that effect.

The opinions and conclusions contained herein, as stated above, are based upon an analysis of the Internal Revenue Code as in effect on the date hereof, Treasury Regulations, current case law, and published IRS authorities. The foregoing, including future interpretations thereof, are subject to change, and such change may be retroactively effective. If so, the opinions and conclusions, as set forth above, may be affected and may not be relied upon. In addition, the above opinions are based on the information contained in the Documents. Any variation or differences in the Documents may affect the opinions and conclusions contained herein, perhaps in an adverse manner. E&Y has undertaken no obligation to update these opinions for changes in facts or law occurring subsequent to the date hereof. The opinions merely represent our interpretation of existing federal income tax law, and are not binding on the IRS or any court of law. You should also be aware that as to certain of our assessments contained therein, there are currently no rulings or cases on point. No assurance can be given that the IRS would not adopt a position contrary to our opinion and prevail in a court of law.

This opinion is being delivered to you solely for the benefit of Shareholders.

This opinion may not be relied on by any person for any purpose if C-Cube fails timely to fulfill its obligations under the Engagement Letter dated November 1, 1999, to pay to E&Y the professional fees therein agreed to. Assuming you have provided us with the relevant language, we hereby consent to the use of our name and the reference to this opinion (and its use as an exhibit) in the Form S-1 and Form 10 to be filed with the Securities and Exchange Commission.


                                        Respectfully submitted,